Home Equity Loan-Backed Term Notes, GMACM Series 2000-HE1 Group 2
Payment Date	02/25/2004

Servicing Certificate
Beginning Pool Balance	3,574,804.37
Beginning PFA	0.00
Ending Pool Balance	3,477,333.41
Ending PFA Balance	-
Principal Collections	131,062.49
Principal Draws	33,591.53
Net Principal Collections	97,470.96
Active Loan Count	74

Interest Collections	15,078.91

Weighted Average Net Loan Rate	3.91764%
Substitution Adjustment Amount	0.00

Note Rate	1.38000%

Term Notes	Amount	Factor
Beginning Balance	3,449,686.22	0.1379874
Ending Balance	3,355,626.74	0.1342251
Principal	94,059.48	3.7623792
Interest	3,967.14	0.1586856
Interest Shortfall	0.00	0.0000000
Security Percentage	100.00%

Variable Funding Notes	Amount
Beginning Balance	0.00
Ending Balance	0.00
Principal	0.00
Interest	0.00
Interest Shortfall	0.00
Security Percentage	0.00%

Certificates	14,092.04

Beginning Overcollateralization Amount	125,118.15
Overcollateralization Amount Increase (Decrease)	(3,411.48)
Outstanding Overcollateralization Amount	121,706.67
Overcollateralization Target Amount	121,706.67

Credit Enhancement Draw Amount	0.00
Unreimbursed Prior Draws	0.00

		Number	Percent
	Balance	of Loans	of Balance
Delinquent Loans (30 Days)*	32,643.89	1	0.94%
Delinquent Loans (60 Days)*	-	0	0.00%
Delinquent Loans (90 Days)*	-	0	0.00%
Delinquent Loans (120 Days)*	26,319.52	1	0.76%
Delinquent Loans (150 Days)*	-	0	0.00%
Delinquent Loans (180+ Days)*	-	1	0.00%
Foreclosed Loans	-	0	0.00%
REO	0.00	0	0.00%

*Delinquency Figures Include Foreclosures, REO and Bankruptcies

	Liquidation To-Date
Beginning Loss Amount	495,124.47
Current Month Loss Amount	0.00
Current Month Principal Recovery	0.00
Net Ending Loss Amount	495,124.47

	Net Recoveries to Date
Beginning Net Principal Recovery Amount	27,564.63
Current Month Net Principal Recovery Amount	0.00
Net Ending Principal Recovery Amount	27,564.63

	Special Hazard	Fraud	Bankruptcy
Beginning Amount	0.00	0.00	0.00
Current Month Loss Amount	0.00	0.00	0.00
Ending Amount	-	-	-

Liquidation Loss Distribution Amounts	0.00
Extraordinary Event Losses	0.00
Excess Loss Amounts	0.00

Capitalized Interest Account
Beginning Balance	0.00
Withdraw relating to prior month Collection Period	0.00
Interest Earned (Zero, Paid to Funding Account)	0.00
Total Ending Capitalized Interest Account Balance	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00

Funding Account
Beginning Funding Account Balance	-
Deposit to Funding Account	-
Payment for Additional Purchases	-
Ending Funding Period Balance to Notes	-
Ending Funding Account Balance	-
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00

Prefunding Account
Beginning Balance	0.00
Additional Purchases during Revolving Period	0.00
Excess of Draws over Principal Collections	0.00
Total Ending Balance	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00

Reserve Account
Beginning Balance	0.00
Deposits to Reserve Account for current Payment Date	0.00
Withdrawals from Reserve Account for current Payment Date	0.00
Total Ending Reserve Account Balance as of current Payment Date	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00